Exhibit 10.1

March 11, 2016

Chadwick M. Cornell

11712 Mount Curve Road

Eden Prairie, MN 55347

Dear Chad:

On behalf of HeartWare International, Inc., I am pleased to advise you that the Nominating and Governance Committee has recommended to the Board of Directors your appointment as a Director of HeartWare.

The Board discussed your appointment at its March meeting. Following the March meeting, and pending your acceptance of this offer, the Board voted unanimously by written consent to expand the number of Board members and to appoint you to fill the vacancy created by that action. Accordingly, pending your acceptance, you are invited to attend the next Board meeting scheduled to be held on June 2, 2016.

HeartWare non-executive Directors receive a retainer in the amount of $60,000 per annum plus incremental annual retainers for service on Board Committees. In addition, non-executive Directors are granted 1,000 Restricted Stock Units upon appointment plus 1,000 Restricted Stock Units and 1,000 Options to purchase HeartWare shares annually.

We plan to disclose your appointment in a press release and a Current Report on Form 8K upon your acceptance. Prior to the June meeting, we will request information from you in connection with our required filings with the SEC and NASDAQ. We will also provide you with a copy of our Insider Trading Policy and similar materials. Attached for your information is a schedule of the 2016 Board and Committee meeting dates. The live meeting dates contemplate Committee meetings the afternoon before the date indicated followed by a Board dinner.

Please do not hesitate to contact me with any questions or concerns you might have.

With highest regards,

/s/ Douglas Godshall

Douglas Godshall

Chief Executive Officer

ACCEPTED AND AGREED on this 11th day of March, 2016.

/s/ Chadwick M. Cornell
Chadwick M. Cornell

500 Old Connecticut Path, Framingham, MA 01701 USA	T 508.739.0950	F 508.739.0948	www.heartware.com